SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant  /X/

Filed by a Party Other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12.

                  Modine Manufacturing Company
         -----------------------------------------------
         (Name of Registrant as Specified In Its Charter

                         Not Applicable
         -----------------------------------------------
          (Name of Person(s) Filing Proxy Statement if
                   other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

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     6(i)(4) and 0-11

     1) Title of each class of securities to which transaction applies:

                         Not Applicable
           ----------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

                         Not Applicable
          ------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                         Not Applicable
          ------------------------------------------------------

     4)   Proposed maximum aggregate value of transaction:

                         Not Applicable
          ------------------------------------------------------

     5)   Total fee paid:

                         Not Applicable
          -------------------------------------------------------

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/ /  Check box if any part of the fee is offset as proved by
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























                                        notice

                                        of meeting

                                        and proxy

                                        statement



                                        annual meeting
                              1997
                                        of shareholders






                                        M O D I N E

M   O   D   I   N   E
------------------------------------------------------------------------

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, JULY 16, 1997

TO THE SHAREHOLDERS:

     The Annual Meeting of the Shareholders of Modine Manufacturing Company will be held at the offices of the Company, 1500 DeKoven Avenue, Racine, Wisconsin, on Wednesday, July 16, 1997, at 9:30 a.m. for the following purposes:

       1.   To elect three directors to serve until the Annual
            Meeting in 2000.

       2. To transact any other business that may properly come before the meeting or any adjournment thereof.

     The transfer books of the Company will not be closed, but only shareholders of record at the close of business on May 27, 1997, are entitled to notice of and to vote at this meeting.

     In order that your stock may be represented at the meeting, in case you are not personally present, PLEASE SIGN THE ENCLOSED
PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.


                              By order of the Board of Directors


                              W. E. PAVLICK, Secretary


June 6, 1997



YOUR VOTE IS IMPORTANT!
Please date, sign, and return
the enclosed Proxy immediately.

PROXY STATEMENT

Annual Shareholders' Meeting of Modine Manufacturing Company--1997
-------------------------------------------------------------------

GENERAL INFORMATION

     The solicitation of the enclosed proxy is made by and on behalf of the Board of Directors of Modine Manufacturing Company, 1500 DeKoven Avenue, Racine, Wisconsin 53403 (hereinafter called the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on July 16, 1997, or at any adjournment thereof.

     A person giving the proxy has the power to revoke it at any time prior to the exercise thereof by giving notice in writing to the Secretary of the shareholders' meeting or by oral notice to the presiding officer during the meeting. Unless revoked, properly executed proxies will be voted in accordance with the instructions of the shareholder. If no specific instructions are given, the shares represented by the proxy will be voted FOR the election of directors.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

     In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting. Holders of record at the close of business on May 27, 1997, are entitled to one vote for each share of stock held. It is intended that these proxy materials will be sent to shareholders on or about June 6, 1997. The total number of shares of Common Stock outstanding and entitled to vote at the meeting is 29,784,295 shares; no Preferred Stock is currently outstanding. The holders of Common Stock of the Company do not have cumulative voting rights.


1.  ELECTION OF DIRECTORS

    The Board of Directors currently consists of nine members.

    Each of these nominees has indicated his willingness to serve if elected. While it is not anticipated that any of the nominees will be unable to take office, if such is the case, proxies will be voted in favor of such other person or persons as the Board of Directors may propose to fill the three directorships. In accordance with the Restated By-Laws, a director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and qualify; subject, however, to prior death, resignation, retirement, disqualification, or removal from office. Vacancies may be filled by the remaining directors.

     The nominees for the Board of Directors, the directors whose terms will continue, their ages, other directorships, and their tenure and expiration dates of their terms are set forth on the following pages:

Nominees to be Elected
----------------------


     FRANK W. JONES                          Director since 1982

                                                  Age 57

     Mr. Jones is an independent management consultant, Tucson, Arizona. He is also a director of Jason Incorporated, Ingersoll Milling Machine Co., Star Cutter Co., Gardner Publications, Inc., and General Tool Co. Term to expire in 2000.



     DENNIS J. KUESTER                       Director since 1993

                                                  Age 55

     Mr. Kuester is President of Marshall & Ilsley Corporation and of M&I Marshall & Ilsley Bank, and Chairman and Chief Executive Officer of M&I Data Services, Inc., a Milwaukee, Wisconsin, bank holding company, bank, and banking services company, respectively. He is also a director of M&I Data Services, Inc., M&I Marshall & Ilsley Bank, M&I Corporation, Super Steel Products Corp., TYME Corporation, and Krueger International. Term to expire in 2000.


     MICHAEL T. YONKER                       Director since 1993

                                                  Age 54

     Mr. Yonker is President and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of railroad, construction, and material handling equipment. He is also a director of Woodward Governor Company. Term to expire in 2000.


Directors Continuing in Service
-------------------------------


     STUART W. TISDALE                       Director since 1987

                                                  Age 68

     Mr. Tisdale is the retired Chairman, Chief Executive Officer, and a director of WICOR, Inc., Milwaukee, Wisconsin, a holding company whose primary subsidiaries are Wisconsin Gas Company, a public utility, Sta-Rite Industries, a manufacturer of pumps and fluid handling systems, and SHURflow Pump Manufacturing Company, a manufacturer of small high-performance pumps, valves, motors and systems. He is also a director of M&I Marshall & Ilsley Bank, Marshall & Ilsley Corporation, and Twin Disc, Inc. Term to expire in 1999.

     VINCENT L. MARTIN                       Director since 1992

                                                  Age 57

     Mr. Martin is Chairman, Chief Executive Officer, and a director of Jason Incorporated, a diversified manufacturing company based in Milwaukee, Wisconsin. He is also a director of Crane Manufacturing & Service. Term to expire in 1999.


     RICHARD T. SAVAGE                       Director since 1989

                                                  Age 58

     Mr. Savage is Chairman of the Board and Chief Executive
     Officer of the Company. He is also a director of Twin Disc, Inc. and M&I Marshall & Ilsley Bank. Term to expire in 1999.


     THOMAS J. GUENDEL                       Director since 1980

                                                  Age 69

     Mr. Guendel is the retired Chairman of the Board and Chief Executive Officer of Portec, Inc., Lake Forest, Illinois, a manufacturer of railroad, construction, and material handling equipment. He is an Adjunct Professor, Lake Forest Graduate School of Management. Term to expire in 1998.


     GARY L. NEALE                           Director since 1977

                                                  Age 57

     Mr. Neale is Chairman, President, Chief Executive Officer, and a director of NIPSCO Industries, Inc., Hammond, Indiana, a holding company for gas and electric utilities and other energy related subsidiaries. Term to expire in 1998.


     RICHARD J. DOYLE                        Director since 1987

                                                  Age 65

     Mr. Doyle is Chairman, Chief Executive Officer, and a director of three private electrical contracting corporations. Prior to his retirement January 1, 1989, Mr. Doyle was a Vice President of Borg-Warner Corporation, Chicago, Illinois, a diversified manufacturing and services company and President and Chief Executive Officer of Borg-Warner Automotive, Inc., Troy, Michigan, a subsidiary of Borg-Warner Corporation. Term to expire in 1998.

PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Principal Shareholders
----------------------

     The following table sets forth information based upon the records of the Company and filings with the Securities and Exchange Commission ("SEC") as of March 31, 1997*, with respect to each person known to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities.

Title      Name and Address of             Amount and Nature of        Percent
of Class   Beneficial Ownership            Beneficial Ownership       of Class
--------   --------------------            --------------------       --------
Common     Administrative Committee of     5,647,871   Power to vote    18.93%
           Modine Contributory Employee                Plans' stock
           Stock Ownership & Investment                not voted by
           Plans, 1500 DeKoven Avenue,                 employees
           Racine, WI.  Members:  R. M.                owning it
           Gunnerson, R. L. Hetrick,
           and D. R. Zakos**

Common     Investment Committee of         1,869,673   Power to vote     6.27%
           Modine Manufacturing Company                and dispose of
           Employees' Retirement Trusts,               Trusts' stock
           1500 DeKoven Avenue, Racine,
           WI.  Members:  R. T. Savage,
           A. D. Reid, V. S.
           Frangopoulos, D. R. Johnson,
           and W. E. Pavlick**

Common     J. P. Morgan & Co.,             2,012,040   Sole or shared    6.70%
           Incorporated                                voting and/or
           60 Wall Street                              power to dispose
           New York, NY 10260***                       of stock

Common     FMR Corp.                       1,664,500   Sole or shared    5.58%
           82 Devonshire St.                           voting and/or
           Boston, MA 02109****                        power to dispose
                                                       of stock
------------------------------------------------------------------------------
    * Based on a joint Schedule 13D filed April 1, 1997, by Mario T. Gabelli, GAMCO Investors, Inc., Gabelli & Company, Inc., and
          Gabelli Funds, Inc., as of that date, these persons no longer are known to be the beneficial owner of more than five percent
          (5%) of any class of the Company's voting securities.

   ** M&I Marshall and Ilsley Bank is trustee and holder of record of the Modine Contributory Employee Stock Ownership and Investment Plans' and Retirement Trusts' stock and is the escrow agent for participants' stock under the 1992 through 1997 Stock Award Plans.
          D. J. Kuester is president of Marshall & Ilsley Corporation and of M&I Marshall & Ilsley Bank. M&I Marshall & Ilsley Corporation and its subsidiaries specifically disclaim beneficial ownership of stock held by these plans and trusts.

   ***    Based on a Schedule 13G filed as of January 31, 1997, by
          J. P. Morgan & Co., Incorporated.

   ****   Based on a Schedule 13G filed as of February 14, 1997, by
          FMR Corp.

     The Company knows of no other person or group which is a beneficial owner of five percent (5%) or more of the Company's Common Stock.

Securities Owned by Management
------------------------------

     The table below reflects, as of March 31, 1997, the number of shares of Common Stock beneficially owned by each of the directors of the Company, each of the executive officers named in the Summary Compensation Table, and the number of shares beneficially owned by all directors and executive officers of the Company as a group.


  Title         Name of              Amount and Nature of      Percent
of Class    Beneficial Owner         Beneficial Ownership     of Class
--------    ----------------         --------------------     --------

Common      R. J. Doyle*                 37,500(a)               **

Common      T. J. Guendel*               85,508(b)               **

Common      F. W. Jones*                 79,934(a)               **

Common      D. J. Kuester*               21,000(c)               **

Common      V. L. Martin*                37,500(d)               **

Common      G. L. Neale*                 54,215(a)               **

Common      S. W. Tisdale*               61,082(a)               **

Common      M. T. Yonker*                21,000(a)               **

Common      R. T. Savage                483,008(e)(f)            1.62%

Common      D. R. Johnson               246,859(e)(f)            **

Common      V. S. Frangopoulos          343,578(e)(f)            1.15%

Common      M. G. Baker                 237,697(e)               **

Common      D. B. Rayburn               105,246(e)               **

Common      All executive officers
            and directors as a
            group (24 persons)        2,925,701(g)               9.81%

      * Non-employee directors have the right to acquire additional shares of Common Stock (not listed in the above table) through the exercise of options automatically granted upon re-election pursuant to the 1994 Stock Option Plan for Non-Employee Directors discussed on Page 8.

     **   Denotes less than one percent of shares outstanding.

(a) The 37,500 shares listed for Mr. Doyle include options to acquire 30,000 shares; the 79,934 shares listed for Mr. Jones include options to acquire 45,000 shares; the 54,215 shares listed for Mr. Neale include options to acquire 30,000 shares; the 61,082 shares listed for Mr. Tisdale include options to acquire 60,000 shares; and the 21,000 shares listed for Mr. Yonker include options to acquire 20,000 shares.

(b) The 85,508 shares listed for Mr. Guendel include options to acquire 45,000 shares. This number includes 15,308 shares held by Mr. Guendel's wife.

(c) The 21,000 shares listed for Mr. Kuester exclude shares held of record by M&I Marshall & Ilsley Bank. See footnote to the Five Percent Stock Ownership table on Page 5. This number includes options to acquire 20,000 shares.

(d) The 37,500 shares listed for Mr. Martin include options to acquire 35,000 shares and include 500 shares held in trusts for his children with Mr. Martin as trustee.

(e) The 483,008 shares listed for Mr. Savage include options to acquire 219,000 shares, and 52,300 restricted shares awarded to Mr. Savage; the 246,859 shares listed for Mr. Johnson include 2,288 shares held by Mr. Johnson's wife, options to acquire 163,000 shares, and 32,100 restricted shares awarded to Mr. Johnson; the 343,578 shares listed for Mr. Frangopoulos include 5,533 shares owned by one of his children, options to acquire 138,000 shares, and 22,200 restricted shares awarded to Mr. Frangopoulos; the 237,697 shares listed for Mr. Baker include options to acquire 133,000 shares, and 16,020 restricted shares awarded to Mr. Baker; the 105,246 shares listed for Mr. Rayburn include options to acquire 79,000 shares, and 17,620 restricted shares awarded to Mr. Rayburn.

     All awards listed are pursuant to the 1992 through 1997 Stock Award Plan grants but subject to restrictions that lapse annually in fifths over a period commencing at the beginning of the third year from the date of grant.

(f)  In addition to the beneficial ownership listed, R. T. Savage,
     A. D. Reid, V. S. Frangopoulos, D. R. Johnson, and W. E. Pavlick comprise the Investment Committee of the Modine Pension Plans appointed by the Board of Directors. The Committee exercises investment and voting control over the assets, including Modine Common Stock, held of record by the Modine Pension Trusts of which M&I Marshall & Ilsley Bank is trustee as described above.

(g) This number includes 1,111,574 shares held by officers (other than the five named executive officers) as a group (11 persons) and includes options to acquire 501,550 shares, and 41,620 shares awarded pursuant to the 1992 through 1997 Stock Award Plan grants but subject to restrictions that lapse annually in fifths over a period commencing at the beginning of the third year from the date of grant.

     Approximately forty-seven percent (47%) of all outstanding shares are owned or controlled by or for directors, officers, employees, retired employees, and their families.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Board of Directors held nine regular meetings during the fiscal year ended March 31, 1997. An additional eight meetings were held by the standing Committees of the Board to assist the Board in carrying out its responsibilities. A description of these committees and their functions is set forth below.

     The Audit Committee consists of six outside directors. Current members are R. J. Doyle, Chairman, F. W. Jones, D. J. Kuester, V. L. Martin, G. L. Neale, and S. W. Tisdale. The Audit Committee recommends to the Board of Directors the engagement of the independent auditors. Before the audit, the Committee meets with the independent auditors to discuss the plan and scope of the audit engagement. At the completion of the audit, the Committee meets with the independent auditors to review the results of the audit, the effectiveness of the Company's internal auditing procedures, and the adequacy of the Company's internal accounting controls. The Committee also reviews and approves the budget for each non-audit service, the audit and non-audit fees, and their effect on the independence of the auditors. The Audit Committee met a total of three times during the fiscal year ended March 31, 1997.

     The Officer Nomination and Compensation Committee consists of five outside directors. Current members of this Committee are G. L. Neale, Chairman, T. J. Guendel, V. L. Martin, S. W. Tisdale, and M. T. Yonker. This Committee reviews candidates for positions as Company officers and makes recommendations to the Board on such candidates, makes recommendations to the Board on compensation for the Company's officers, and administers the Company's 1994 Incentive Compensation Plan. The Officer Nomination and Compensation Committee met three times during the last fiscal year.

     The Pension Committee consists of five outside directors. Current members of this Committee are T. J. Guendel, Chairman, R. J. Doyle,
F. W. Jones, D. J. Kuester, and M. T. Yonker. This Committee provides oversight with respect to the investments of the Company's Pension Plan. The Pension Committee met two times during the last fiscal year.

     The Board of Directors does not have a committee that nominates directors since nomination and review of director candidates is a function of the full Board. In addition, shareholders who wish to nominate candidates for election to the Board may do so.

     Generally, if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting, or make a nomination for the election of directors at a special meeting of shareholders, the Company must receive written notice of such intention. The deadline for shareholder nominations for directors and proposals at the 1997 Annual Meeting of Shareholders was February 8, 1997.


Compensation of Directors
-------------------------

     Directors of the Company who are not employees were paid a retainer fee of $5,250 per quarter. In addition, directors received a fee of $1,000 for each Board meeting attended and $1,000 for each Committee meeting attended with the Chairman of the Audit Committee eligible for a fee of $2,000. Directors who are officers do not receive any fees in addition to their remuneration as officers. The Company also reimburses its directors for travel, lodging, and related expenses incurred in attending Board and Committee meetings, and it provides each director with travel-accident and director and officer liability insurance.

     Directors of the Company who are not employees are eligible to participate in the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") which is authorized to grant non-qualified stock options through July 20, 2004, on up to 500,000 shares of the Company's Common Stock. These options are granted at one hundred percent of the fair market value on the date of the grant and will expire no later than ten years after the date they are granted and will terminate no later than three years after termination of director status for any reason other than death. Within 30 days after election or re-election to the Board, each director so elected or re-elected is automatically granted an option for that number of shares equal to the multiple of 5,000 and the number of years in the term to which such director has been so elected or re-elected. The Directors' Plan may be administered by the Board or by a committee of two or more directors of the Company if deemed necessary or advisable in order to comply with the exemptive rules promulgated pursuant to
Section 16(b) of the Securities Exchange Act of 1934, as amended. The Board or any such committee shall have no authority to administer the Directors' Plan with respect to the selection of participants under the plan or the timing, pricing, or amounts of any grants.

     The Board of Directors has adopted the Modine Manufacturing Company Director Emeritus Retirement Plan (the "Director Emeritus Retirement Plan") whereby any person (employee or non-employee) who is or becomes a director of Modine on or after April 1, 1992, and who retires from the Board will be paid a retirement benefit equal to the annualized rate at which directors are being paid for their services to the Company as directors (including Board meeting attendance fees but excluding any applicable committee attendance fees) as in effect at the time such director ceases his service as a director. The retirement benefit will continue until the period of time the retirement benefit paid equals the period of time of the director's Board services. If a director dies before or after retirement, his spouse or other beneficiary will receive the applicable retirement benefit. In the event of a change in control (as defined in the Plan) of Modine, each eligible director, or his spouse or other beneficiary entitled to receive a retirement benefit through him, would be entitled to receive a lump-sum payment equal to the present value of the total of all benefit payments which would otherwise be payable under the Director Emeritus Retirement Plan. The retirement benefit is not payable if the director directly or indirectly competes with the Company or if the director is convicted of fraud or a felony and such fraud or felony is determined by disinterested members of the Board of Directors to have damaged Modine.

     One former director (who retired prior to April 1, 1992) has an agreement with the Company whereby, as a Director Emeritus, he is entitled to receive retainer fees and monthly meeting fees equal to the fees paid at the time he retired from the Board for a period continuing until his death.

EXECUTIVE COMPENSATION

Summary Compensation Table
--------------------------

     The following table sets forth compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at March 31, 1997, for services rendered to the Company and its subsidiaries during fiscal 1996-1997. Also included is salary, bonus, restricted Common Stock awards, and stock option information for fiscal years ended March 31, 1996, and March 31, 1995.

                   SUMMARY COMPENSATION TABLE
                                                              Annual Compensation (1)                Long-Term Compensation
                                                              -----------------------       -------------------------------------
                                                                                            Restricted     Stock       All Other
Year        Name                 Principal Position             Salary       Bonus            Stock(2)    Options(3)    Comp. (4)
-------     -----------------    ------------------             ------       -----          ----------    ----------   ----------

1996/97     R. T. Savage         Chairman & Chief              $348,500    $268,345          $378,750      30,000       $26,138
                                   Executive Officer
1995/96                          President & Chief              348,500     317,135           398,125      32,000        25,997
1994/95                            Executive Officer            334,500     334,500           199,500      25,000        24,958

1996/97     D. R. Johnson        President and Chief           $282,500    $174,020          $252,500      25,000       $20,969
                                   Operating Officer
1995/96                          Executive Vice President,      236,000     171,808           170,625      25,000        17,298
1994/95                            Operations                   214,000     171,200           156,750      20,000        15,891

1996/97     V. S. Frangopoulos   Group Vice President,         $202,000    $124,432          $101,000      15,000       $15,128
1995/96                            Off-Highway Products         195,000     141,960            91,000      15,000        14,549
1994/95                                                         188,000     150,400           142,500      15,000        14,027

1996/97     M. G. Baker          Group Vice President,         $192,500    $103,758          $101,000      15,000       $14,392
1995/96                            Distributed Products         178,000     113,386            91,000      15,000        13,279
1994/95                                                         166,000     116,200            85,500      11,000        12,357

1996/97     D. B. Rayburn        Group Vice President,         $192,500    $103,758          $126,250      15,000       $14,370
1995/96                            Highway Products             171,000     108,927           113,750      15,000        13,025
1994/95                                                         156,000      93,600            85,500      11,000        11,607

(1) Excludes "Other Annual Compensation" under Securities and Exchange Commission regulations since such does not exceed the lesser of $50,000 or 10% of each individual's combined salary and bonus.

(2) The total number of restricted shares and the aggregate market value at March 31, 1997, were: Mr. Savage - 52,300 shares valued at $1,281,350; Mr. Johnson - 32,100 shares valued at $786,450; Mr.
     Frangopoulos - 22,200 shares valued at $543,900; Mr. Baker - 16,020 shares valued at $392,490; and Mr. Rayburn - 17,620 shares valued at $431,690. Dividends are paid on the restricted shares at the same time and the same rate as dividends paid to shareholders of unrestricted shares. Aggregate market value is based on a fair market value of $24.50 at March 31, 1997.

     Restricted stock is awarded to an employee at no cost and placed in escrow until the beginning of the third, fourth, fifth, sixth, and seventh years, respectively, at which time one-fifth of the shares are released to the employee. In the event of retirement or a takeover of the Company, the shares may, if authorized by the Officer Nomination and Compensation Committee of the Board, be released at an earlier date.

(3) The 1994 Incentive Compensation Plan authorized the Officer Nomination and Compensation Committee of the Board to grant stock options (incentive stock options and non-qualified stock options) and other stock-based rights through July 20, 2004, on up to 3,000,000 shares of the Company's Common Stock. Incentive stock options and non-qualified stock options granted are at one hundred percent of the fair market value on the date of the grant and will expire no later than ten years after the date of the grant. Grants pursuant to the Plan may be made to such officers or certain other employees as shall be determined by the Committee.

     Upon the exercise of the option, the optionee may pay the purchase price in cash, stock, optioned stock, or a combination thereof. The optionee may also satisfy any tax withholding obligation by using optioned stock. In the event of a sale, merger, consolidation, or other specified transaction involving the Company, the optionee will have the right to receive (regardless of whether or to what extent the option would then have been exercisable) the difference between the exercise price and the fair market value of the stock.

(4) Employer matching contributions to the Company Tax Saver (401(k)) Plan, Stock Purchase Plan, and Supplemental Executive Retirement Plan. The Company has a program (the "Executive Supplemental Stock Plan") to pay, out of general assets, an amount substantially equal to the difference between the amount that would have been allocated to a participant's account as Company matching contributions, in the absence of legislation limiting such allocations, and the amount actually allocated under the plans. Payment of this amount and appreciation thereon is deferred until termination of service or retirement.

Officer Nomination and Compensation Committee Report on Executive Compensation
------------------------------------------------------------------------------

   The Officer Nomination and Compensation Committee has provided the following report on Executive Compensation:

   Compensation Philosophy
   -----------------------

   The Company's executive compensation philosophy is designed to address the needs of the Company, its executives, and its shareholders.

   The specific factors underlying the Committee's decision with respect to compensation for each of the named executives for the last fiscal year are two-fold:

   1. The ability to accomplish the Company's goal of preserving and enhancing the shareholders' investment over the long-term without bearing undue risk in the process. The Committee recognizes that there will be short-term fluctuations in the Company's business and is of the opinion that incentive compensation should be based primarily upon attainment of the Company's goals over a longer period of time. It is the Committee's intention to compensate its executive officers appropriately for superior performance; however, inherent in attaining the Company's goal is the premise that shareholder assets will not be wasted by the payment of excessive compensation.

   2. The second factor underlying the Committee's compensation decision is that achieving the foregoing Company goals can only be accomplished by the retention of competent, highly skilled people. Accordingly, the design of the compensation package must include sufficient tools to assure retention of key individuals.

   Numerous other criteria are considered in the compensation decision, including high ethical standards, concern for employees, regard for the environment, and commitment to the highest levels of product quality and customer service. Each of these criteria is an intrinsic part of attaining the Company's long-term goals.

   Total Annual Compensation
   -------------------------

   The Company's executive compensation program is composed of an annual cash component, consisting of salary and a bonus based on the financial performance of the Company, and a long-term incentive component, currently consisting of stock awards and stock options.

   The compensation package design reflects the Committee's belief that a larger than typical portion of compensation should be based upon incentives. This results in the base salary of Company executives being lower than those executives in comparable companies and industries and with incentive compensation being higher. Incentive compensation is established at a level designed to ensure that, when such payouts are added to a participant's base salary, the resultant compensation for above average performance will exceed the average compensation level for comparable companies. For fiscal 1996-97, the Company used a formula bonus program that does not commence payout until a pre-tax return of 15 percent on shareholders' investment is earned for the shareholders. Thereafter, Company executives can earn a cash bonus that increases at a linear rate with Company earnings and is proportional with the executive's level of management responsibility, including the Chief Executive Officer ("CEO"), who could earn a cash bonus of up to 100% of his base salary (the maximum payout under the program) in fiscal 1996-97. All other incentive awards are calculated as a job-slotted percentage of the CEO's percent of earned award. By so doing, the entire management team shares the risks and rewards of overall Company performance. For fiscal 1996-97, the total annual compensation provided was in accordance with this philosophy.

   Long-Term Compensation
   ----------------------

   To further align the Company executives' interests with those of the shareholder, the Compensation Committee utilizes long-term stock based incentives in the form of stock options and stock awards. The number of stock options and stock awards granted to each executive officer is established for each person considering the survey data described below. Individual awards are determined based on a subjective assessment of individual performance, contribution, and potential. The Committee generally considers previous grant and award amounts when determining annual grants or awards under its programs.

   The stock options currently granted are at market value and are exercisable within ten years of date of grant. The options may be rescinded at any time up until two years after exercise should the individual be terminated for cause, compete in any way against the Company, not fully comply with applicable laws and government regulations, fail to maintain high ethical standards, or breach the Company's policies such as Guidelines for Business Conduct, Antitrust Compliance, or confidentiality of proprietary technology and information.

   Stock awards are grants of Company stock to a limited number of top executives, at no cost. These awards vest only at the rate of 20 percent per year commencing with the third year after grant, acting thereby as both a retention tool and involving the executive in a longer-term stake in the Company. Stock awards not previously vested are terminated should the executive cease to be employed by the Company for any reason other than retirement or a takeover.

   Consequently, the executive is compensated over the long-term, through both the stock option and stock award programs, as the Company stock price increases, which is for the benefit of the shareholders.

   Chief Executive Officer Compensation
   ------------------------------------

   The Committee recognizes that effective management of the Company is a team effort, led by the CEO. The CEO and the named officers must possess the difficult to define qualities of leadership, ability to instill confidence in their actions, and to inspire others to even greater effort. These qualities can only be determined through observation over a longer period of time and through the ultimate results attained. Accordingly, the CEO's and senior executive officers' team compensation decision was not based solely on fiscal 1996-97 annual financial results but was based on the compensation policies referenced above and the Company's favorable return on shareholders' investment over the longer term and the Committee's subjective assessment of the performance of the management team. In 1997, the CEO was granted a stock award for 15,000 shares and stock options for 30,000 shares. Total annual compensation is established by the Compensation Committee. The CEO's employment agreement (described on page 14) only specifies minimum termination compensation.

   Other Executive Officer Compensation
   ------------------------------------

   Since, as stated above, we believe that corporate management is a team effort, we also believe that it is appropriate for the CEO to select his team members and make a substantial contribution to the compensation decision for each of such team members. Accordingly, upon detailed consultation with the CEO, assessment of the experience, capabilities, and performance of each of the named executives toward attaining Company goals, and the policies referenced above, compensation decisions were made. As a background for such decisions, the Compensation Committee reviewed several major compensation consultant data bases with respect to compensation. The compensation consultant data bases and the comparator group of companies used in the performance graph are both large data bases of industrial companies which the Committee believes appropriately reflect the broad labor market for Modine executives. Within a range of acceptable total compensation for each individual, compensation is determined as described above.

   Compliance with Internal Revenue Code Section 162(m)
   ----------------------------------------------------

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over one million dollars paid to the Company's CEO and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The compensation of the Company's CEO and the four other most highly compensated executive officers currently does not approach the disqualifying threshold. In the future, in the event the disqualifying threshold becomes an issue, the Committee will weigh all the facts and circumstances in existence at the time.


                         G. L. Neale, Chairman
                         T. J. Guendel
                         V. L. Martin
                         S. W. Tisdale
                         M. T. Yonker

Performance Graph
-----------------

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the last five fiscal years as compared with the returns of the Standard & Poor's 500 Stock Index and the NASDAQ Industrials Stock Index (non-financial index). The NASDAQ Industrials Stock Index consists of approximately 3,000 industrial companies (including Modine), and includes a broad range of manufacturers. The Company believes, because of the diversity of its business, that comparison with this broader index is appropriate. The graph assumes $100 was invested on March 31, 1992, in the Company's Common Stock, the S&P 500 Stock Index, and the NASDAQ Industrials Stock Index and assumes reinvestment of dividends.

         COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

 Measurement Period
(Fiscal Year Covered)           Modine          NASDAQ          S&P 500
---------------------           ------          ------          -------

Measurement Pt. 4/1/92          100             100             100
        FYE 93                  116             108             115
        FYE 94                  154             118             117
        FYE 95                  204             130             135
        FYE 96                  164             175             178
        FYE 97                  156             189             214


Options Granted
---------------

     The following table sets forth information about stock option grants during the last fiscal year for the five executive officers named in the Summary Compensation Table.

                           OPTION GRANTS IN LAST FISCAL YEAR

                                                                                Potential Realizable
                                                                               Value at Assumed Annual
                                                                             Rates of Stock Appreciation -
                                     Individual Grants                    Appreciation for Option Term(1)(2)(3)
                      --------------------------------------------        -------------------------------------
                                % of Total
                                 Options
                      Options   Granted to   Exercise   Expiration
   Name               Granted   Employees     Price       Date       0%          5%                10%
   ----               -------   ----------   --------   ----------   --          --                ---

R. T. Savage           30,000     10.6%       $25.25    1/15/2007    $0     $    477,225     $    1,172,625

D. R. Johnson          25,000      8.9%       $25.25    1/15/2007    $0          397,688          1,003,688

V. S. Frangopoulos     15,000      5.3%       $25.25    1/15/2007    $0          238,613            602,213

M. G. Baker            15,000      5.3%       $25.25    1/15/2007    $0          238,613            602,213

D. B. Rayburn          15,000      5.3%       $25.25    1/15/2007    $0          238,613            602,213

All Optionees         282,000      100%       $25.25    1/15/2007    $0        4,485,915         11,321,595

All Shareholders        N/A        N/A          N/A        N/A       $0     $460,470,024     $1,162,138,632

(1) All options granted are immediately exercisable. Holders may use shares previously owned or received upon exercise of options to exercise options. The Company may accept shares to cover withholding or other employee taxes.

(2) The dollar amounts under these columns are the result of calculations at zero percent and at the five-percent and ten-percent rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(3) No gain to the optionee is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately. A zero percent gain in stock price appreciation will result in zero dollars for the optionee.


Option Exercises and Fiscal Year-End Values
-------------------------------------------

     The following table sets forth information with respect to the five executive officers named in the Summary Compensation
Table concerning the number of option exercises and value of options outstanding at the end of the last fiscal year.

         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                AND FISCAL YEAR END OPTION VALUES
                                                                             Total Value of
                                                     Total Number             Unexercised
                      Number of                    of Unexercised            In-the-Money
                       Shares                       Options Held            Options Held at
                     Acquired on     Value      at Fiscal Year End (1)    Fiscal Year End (1)
    Name              Exercise      Realized       Exercisable (2),         Exercisable (2)
    ----             -----------   ---------    ----------------------    -------------------
R. T. Savage           40,000      $ 712,500          219,000                $1,233,500

D. R. Johnson           6,750        119,203          163,000                   857,250

V. S. Frangopoulos     17,302        305,387          138,000                   839,750

M. G. Baker            29,800        578,338          133,000                 1,077,250

D. B. Rayburn             -0-            -0-           79,000                   270,250

(1)  All options granted are immediately exercisable.

(2) Granted at fair market value on the date of Grant. Total value of outstanding options is based on a fair market value of Company stock of $24.50 as of March 31, 1997.

Pension Plan Table
------------------

     The following table sets forth the estimated annual benefits payable upon retirement at normal retirement age for the years of service indicated under the Company's defined pension plan at the indicated remuneration levels (average of five years' earnings).

--------------------------------------------------------------------------
Average Annual                Representative Years of Service
  Earnings       15 Years    20 Years    25 Years    30 Years    35 Years
--------------   --------    --------    --------    --------    --------
 $125,000        $ 29,318    $ 39,091    $ 48,864    $ 58,637    $ 68,409
  200,000          48,162      64,216      80,270      96,324     112,378
  275,000          67,006      89,341     111,676     134,012     156,347
  350,000          85,850     114,466     143,083     171,699     200,316
  425,000         104,693     139,591     174,489     209,387     244,284
  500,000         123,537     164,716     205,895     247,074     288,253
--------------------------------------------------------------------------

     The five executive officers named in the Summary Compensation Table participate on the same basis as other salaried employees in the non-contributory Modine Pension and Disability Plan for Salaried Employees. Because the Company's contributions to the plan are actuarially based on all eligible salaried employees and are not allocated to individual employee accounts, expenses for a specific person cannot readily be separately or individually calculated. Retirement benefits are based on an employee's earnings for the five highest consecutive of the last ten calendar years preceding retirement and on years of service. Applicable earnings include salary, bonuses, and any deferred amount under the Modine Tax Saver (401(k)) Plan. They are approximately the same as cash compensation reported in the Summary Compensation Table, but on a calendar year rather than a fiscal year basis. A minimum of five years of service is required for eligibility. The principal benefit under the plan is a lifetime monthly benefit for the joint lives of participants and their spouses based on the employee's earnings and period of employment, and is not subject to offset by Social Security benefits. Employees can retire with unreduced early retirement benefits at age sixty-two or may be eligible for disability, deferred, or other early retirement benefits depending on age and years of service upon retirement or termination. In addition, an employee who has reached age sixty-two and who has accumulated thirty or more years of eligible service may request that the accrued benefit be paid immediately in a lump-sum amount, even if not retired at the time of election.

     Assuming continued employment until age sixty-five, the estimated credited years of service under the plan for Messrs. Savage, Johnson, Frangopoulos, Baker, and Rayburn are thirty-one, twenty-eight, twenty-eight, twenty-five, and twenty-two years, respectively.

     Pension benefits under the plan are subject to possible limitations imposed by the Employee Retirement Income Security Act of 1974 and subsequent amendments thereto. To the extent that an individual employee's retirement benefit exceeds these limits, the excess will be paid from general operating funds of the Company.

     Employees, including officers, may also qualify for long-term disability payments of approximately sixty percent of their base salary, up to a maximum of $8,000 per month, if they become disabled.

Employment Agreements
---------------------

     The Company entered into an employment contract effective October 1, 1983, with Mr. Savage covering his employment for a three year term. The contract is automatically extended annually for an additional year so that the remaining contract term is between two and three years, unless notice is given by either party to the contrary. This contract provides for a minimum annual salary equal to that paid the past fiscal year to Mr. Savage plus bonus participation. Mr. Savage will continue to receive all employee benefits, plus supplements to his retirement pension and 401(k) benefits designed to provide him with benefits which otherwise are reduced by statutory limitations on qualified benefit plans. In the event of disability, salary continuation is provided at a level of one hundred percent for the first twelve months and up to sixty percent thereafter with no maximum dollar amount. In the event of termination of the contract by the Company other than for cause, death, or disability, or by Mr. Savage upon a failure to be re-elected as an officer and/or a director, a significant change in authority, a breach of the contract by the Company, or a liquidation or merger of the Company where the contract is not assumed, Mr. Savage would receive annually for the remainder of the contract term, compensation equal to the average of the five highest of the last ten years. Mr. Savage agrees to refrain from competition with the Company during the length of the Agreement and for a period of two years after such Agreement is terminated, except if such termination occurs after a change in control of the Company.
D. R. Johnson has a similar agreement on substantially the same terms and conditions as stated hereinabove but for a two year term ending October 16, 1998.

Change-in-Control Arrangements
------------------------------

     As of February 26, 1997, the Company entered into change-in-control agreements (the "Change-in-Control Agreements") with the named executive officers (except with Messrs. Savage and Johnson) and certain other key employees. The Change-in-Control Agreements provide a severance payment to the executive if the Company terminates the executive's employment or the executive voluntarily terminates the executive's employment within ninety days after a "Pre-Condition" has occurred (as that term is defined in the Change-in-Control Agreements). Each named executive officer (except Messrs. Savage and Johnson) is eligible to receive twenty-four months' annual base compensation and a bonus amount as defined in the Change-in-Control Agreements, plus applicable benefits and credited service for pension purposes for the twenty-four month period. The actual amounts of the named executive officers' salaries and bonuses are as set forth in the table on page 9. Messrs. Savage's and Johnson's severance benefits are set forth in their employment agreements described above.

     The Company's stock option and stock award plans contain certain provisions relating to change-in-control or other specified transactions that may, if authorized by the Officer Nomination and Compensation Committee of the Board, accelerate or otherwise release shares granted or awarded under those plans. See footnotes (2) and (3) to the Summary Compensation Table herein.

TRANSACTIONS

     In the regular course of business since April 1, 1996, the Company has had transactions with corporations or other firms of which certain non-employee directors are executive officers or otherwise principally involved. Such transactions were in the ordinary course of business and at competitive prices and terms. The Company does not consider the amounts involved to be material. The Company anticipates that similar transactions will occur in fiscal 1997-98.

OTHER INFORMATION

Independent Auditors
--------------------

     Coopers & Lybrand have been the independent certified public accountants since 1935 and were selected as the Company's auditors for the fiscal year ended March 31, 1997. They are appointed by the Board of Directors of the Company and report to the Audit Committee. A representative of Coopers & Lybrand will not be attending the 1997 Annual Meeting of Shareholders.

Expenses of Solicitation
------------------------

     The cost of soliciting proxies is being borne by the Company. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees, and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. Proxies also may be solicited personally or by telephone or other means of electronic communication by directors, officers, and a few regular employees of the Company in addition to their usual duties. They will not be specially compensated for these services.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the period
April 1, 1996, to March 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

ADDITIONAL MATTERS

     The Board of Directors is not aware of any other matters that will be presented for action at the 1997 annual meeting.

Should any additional matters come before the meeting, the persons named in the enclosed proxy will vote on those matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 1998

     If a shareholder wishes to present a proposal for consideration at next year's Annual Meeting of Shareholders, such proposal must be received at Modine's offices on or before February 7, 1998.


ANNUAL REPORT

     The Annual Report of the Company, including financial statements for the fiscal year ended March 31, 1997, is enclosed.


                                             W. E. PAVLICK, Secretary

                                        APPENDIX


          Please mark your
   /X/    votes as in this
          example


                  FOR    WITHHELD     Nominees:   Frank W. Jones       2. To consider and act upon such other matters
1.  Election of                                   Dennis J. Kuester       which may properly come before the meeting
    Directors     / /      / /                    Michael T. Yonker       or any adjournment thereof;

For, except vote withheld from
the following nominee(s):                                                 all as more particularly described in the
                                                                          Proxy Statement dated June 6, 1997, relating
_________________________________________                                 to such meeting, receipt of which is hereby
                                                                          acknowledged.

                                                                          This proxy, when properly executed, will be
                                                                          voted in the manner directed herein.  If no
                                                                          direction is made, this proxy will be voted
                                                                          FOR Item 1.

                                                                          PLEASE MARK, DATE, EXECUTE AND RETURN THIS
                                                                          PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.



SIGNATURE(S)   _______________________________________________            DATE________________ 1997
NOTE:     Please sign exactly as name appears hereon.  Joint owners
          should each sign.  When signing as attorney, executor,
          administrator, trustee or guardian, please give full title as such.

                        MODINE MANUFACTURING COMPANY

               PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

  The undersigned hereby appoints Richard T. Savage and Walter E. Pavlick, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of Modine Manufacturing Company (the "Company") to be held on July 16, 1997 at 9:30 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy, and in their discretion upon such other matters as may come before the meeting.

                       (To be Signed on Reverse Side)